UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2026

Carlsmed, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-42756	83-1081863
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Aston Ave, Suite 100		92008
Carlsbad, California		(Zip Code)
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code: (760) 766-1923

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CARL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On September 28, 2026, Carlsmed, Inc. (the “Company”) announced that Leo Greenstein has departed his role as the Company’s Chief Financial Officer, effective September 25, 2026 (the “Separation Date”). The Company appreciates Mr. Greenstein’s contributions and wishes him well in his future endeavors. Mr. Greenstein’s departure is not a result of any disagreement with the Company’s independent auditors or any member of management on any matter of accounting principles or practices, financial statement disclosure, or internal controls.

On September 29, 2026, the Company and Mr. Greenstein entered into a Separation and Release Agreement (the “Separation Agreement”) and an Advisory Agreement (the “Advisory Agreement”). Pursuant to the Separation Agreement, Mr. Greenstein will receive (i) cash payments of $500,000 in equal installments, which is an amount equal to 12 months of his base salary, (ii) a pro-rated annual incentive award for calendar year 2026 based on achievement of performance targets, payable at the same time when annual incentive awards are paid to other senior executives, and (iii) COBRA premiums for up to 12 months. The foregoing severance, incentive award and COBRA benefits are consistent with those that would have been due under Mr. Greenstein’s previously disclosed employment agreement. In addition, pursuant to the Separation Agreement, Mr. Greenstein will receive (i) accelerated vesting of 100% of his 32,856 unvested restricted shares of the Company’s common stock purchased by early exercise of options granted under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”), (ii) accelerated vesting of 100% of the 19,176 unvested shares subject to his outstanding option to purchase 83,673 shares of common stock granted under the 2019 Plan, (iii) accelerated vesting of 26,786 unvested shares subject to an option to purchase 71,429 shares of common stock (the “2025 Option”) granted under the Company’s 2025 Equity Incentive Plan (the “2025 Plan”), such that an aggregate of 44,643 shares subject to the 2025 Option will be vested as of the Separation Date, with the post-termination exercise period of such vested portion of the 2025 Option extended through the twelve-month anniversary of the Separation Date, and (iv) accelerated vesting of 11,244 restricted stock units granted under the 2025 Plan. Mr. Greenstein’s remaining unvested equity awards will be cancelled and forfeited for no consideration. Mr. Greenstein’s consideration payable pursuant to the Separation Agreement is conditioned upon his (i) non-revocation of the Separation Agreement and (ii) complying with the Separation Agreement, including with respect to a release of claims in favor of the Company. Pursuant to the Advisory Agreement, the Company has retained Mr. Greenstein to perform advisory services beginning on September 29, 2026 through December 31, 2026 (the “Advisory Term”). The Company will pay Mr. Greenstein a total advisory fee of $60,000 during the Advisory Term, subject to proration if the Advisory Agreement is terminated prior to the end of the Advisory Term.

The foregoing descriptions of the Separation Agreement and the Advisory Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Separation Agreement and the Advisory Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and are incorporated by reference herein.

Appointment of Chief Financial Officer

On September 24, 2026, the Board of Directors of the Company appointed Richard Heppenstall as Chief Financial Officer of the Company, effective September 28, 2026 (the “Transition Date”).

Mr. Heppenstall, age 55, served as the Executive Vice President, Chief Financial Officer and Treasurer of ZimVie Inc. from September 2021 until its acquisition by ArchiMed SAS in October 2025. Prior to ZimVie Inc., Mr. Heppenstall served as Chief Financial Officer of Breg, Inc. from April 2019 to September 2021. Before joining Breg, Inc., he served as Senior Vice President, Finance and Treasury of Orthofix Medical Inc. from May 2015 to April 2019. Prior to that, Mr. Heppenstall held senior leadership roles at Solera Holdings, Inc., Flowserve Corporation and CooperVision, Inc. He holds a Bachelor of Arts in Economics from the University of California, Irvine and an MBA from Santa Clara University.

In connection with Mr. Heppenstall’s appointment as Chief Financial Officer, the Company entered into an employment agreement with Mr. Heppenstall, effective as of September 28, 2026 (the “Heppenstall Employment Agreement”). The Heppenstall Employment Agreement provides for an initial annual base salary of $500,000 and the eligibility to earn an annual cash incentive award with a target incentive opportunity equal to 60% of his base salary, which, for 2026, will be prorated based on eligible earnings for 2026. In addition, on the Transition Date, Mr. Heppenstall was granted (i) an award of stock options to purchase shares of the Company’s common stock (the “Stock Options”) with a grant date fair value (determined using the Black-Scholes model used by the Company for financial reporting purposes) of $1,400,000 pursuant to an inducement stock option agreement (the “Inducement Stock Option Agreement”) and (ii) an award of Company restricted stock units (“RSUs”) with a value of $1,400,000 pursuant to an inducement restricted stock unit agreement (the “Inducement Restricted Stock Unit Agreement”). The exercise price of the Stock Options is equal to the closing sale price of the underlying shares on the date of grant. The Stock Options will vest, subject to Mr. Heppenstall’s continued service with the Company, over a four-year period (25% on the one-year anniversary of the Transition Date and the remainder in 12 equal quarterly installments thereafter). The RSUs will vest over a three-year period, with one-third vesting on each of the first three anniversaries of the Transition Date.

Pursuant to the Heppenstall Employment Agreement, if Mr. Heppenstall’s employment is terminated by the Company without “cause” or due to his resignation for “good reason” outside the period beginning three months before and ending 12 months after the consummation of a “corporate transaction,” (such period, the “Change in Control Period”), then, subject to a release of claims in favor of the Company, Mr. Heppenstall will receive (i) continuing payments of base salary for 12 months, (ii) any unpaid annual bonus for the year prior to the year of termination, provided such bonus would have otherwise been earned and payable to Mr. Heppenstall, (iii) a pro-rated annual bonus for the year of termination based on achievement of performance targets, and (iv) COBRA premiums for up to 12 months.

In addition, if Mr. Heppenstall’s employment is terminated by the Company without “cause” or due to his resignation for “good reason” during the Change in Control Period, then, subject to a release of claims in favor of the Company, he will receive, in addition to the aforementioned benefits listed in (ii) and (iii) of the paragraph above, (i) continuing payments of base salary for 18 months, (ii) accelerated vesting of 100% of his then-outstanding unvested time-based equity awards, (iii) an amount equal to one and a half times his target annual incentive award, payable in substantially equal installments over 18 months, and (iv) COBRA premiums for up to 18 months. In the event that any amounts payable to Mr. Heppenstall are subject to an excise tax pursuant to Section 280G of the Code, Mr. Heppenstall will receive either (i) the value of such payments net of all federal, state, local, foreign income, employment, and excise taxes or (ii) such payments reduced to the minimum extent necessary to prevent the application of such excise tax, whichever will result in the greatest economic benefit to him.

To facilitate Mr. Heppenstall’s employment transition and establishment of a residence in Southern California, the Company also entered into a relocation and transition benefit agreement, effective as of September 28, 2026 (the “Relocation Agreement”), with Mr. Heppenstall. Under the Relocation Agreement, the Company will reimburse Mr. Heppenstall up to a maximum of $150,000, less applicable withholdings, for reasonable out-of-pocket relocation, housing setup and transition-related expenses, provided that he establishes a residence at a mutually agreed upon location in Southern California within twelve (12) months of the Transition Date. If Mr. Heppenstall voluntarily terminates employment or is terminated for “misconduct” on or before the second anniversary of the Transition Date, he will be required to repay to the Company a pro-rata portion of the relocation costs that were paid or reimbursed to him or paid on his behalf as calculated in accordance with the Relocation Agreement.

The foregoing descriptions of the Heppenstall Employment Agreement, the Relocation Agreement, the Inducement Stock Option Agreement and the Inducement Restricted Stock Unit Agreement are qualified in their entirety by reference to the full text of the Heppenstall Employment Agreement, the Relocation Agreement, the Inducement Stock Option Agreement and the Inducement Restricted Stock Unit Agreement, copies of which are filed as Exhibits 10.3, 10.4, 10.5 and 10.6, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

In connection with Mr. Heppenstall’s appointment as Chief Financial Officer, Mr. Heppenstall and the Company have entered into an indemnification agreement substantially similar to the indemnification agreement that the Company’s directors and other executive officers have entered into, the form of which is on file with the U.S. Securities and Exchange Commission.

No family relationships exist between Mr. Heppenstall and any of the Company’s directors or executive officers or any person nominated or chosen by the Company to become a director or executive officer. Other than with respect to the compensation matters, as described above, there are no arrangements or understandings between Mr. Heppenstall and any other person pursuant to which Mr. Heppenstall was selected as Chief Financial Officer of the Company, nor are there any transactions to which the Company is or was a participant and in which Mr. Heppenstall has or had a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On September 28, 2026, the Company issued a press release announcing the appointment of Mr. Heppenstall as Chief Financial Officer. The text of the press release is attached as Exhibit 99.1 to this Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(a) Exhibits

Exhibit No.	Description
10.1+#*	Separation and Release Agreement, dated September 29, 2026, by and between Carlsmed, Inc. and Leonard Greenstein
10.2#*	Advisory Agreement, dated September 29, 2026, by and between Carlsmed, Inc. and Leonard Greenstein
10.3#*	Employment Agreement, effective as of September 28, 2026, by and between Carlsmed, Inc. and Richard Heppenstall
10.4#	Relocation and Transition Benefit Agreement, effective as of September 28, 2026, by and between Carlsmed, Inc. and Richard Heppenstall
10.5#	Inducement Stock Option Agreement, dated September 28, 2026, by and between Carlsmed, Inc. and Richard Heppenstall
10.6#	Inducement Restricted Stock Unit Agreement, dated September 28, 2026, by and between Carlsmed, Inc. and Richard Heppenstall
99.1	Press Release of Carlsmed, Inc., dated September 28, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+ Certain of the schedules and attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to provide further information regarding such omitted materials to the SEC upon request.

# Indicates management contract or compensatory plan.

*Certain personal information has been redacted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARLSMED, INC.

Date: September 30, 2026	By:	/s/ Michael Cordonnier
Michael Cordonnier
Chief Executive Officer and President